Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES OPERATING RESULTS FOR THE FIRST QUARTER 2013

Robbinsville, New Jersey, May 3, 2013--Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, today announced its financial condition and results of operations for the three months ended March 31, 2013.

At March 31, 2013, the Company’s consolidated assets were $1.77 billion, compared to $1.81 billion at December 31, 2012, and $1.9 billion at March 31, 2012.  Deposits of $1.45 billion reflected decreases of 2.2% compared to those at December 31, 2012.  Stockholders’ equity increased to $217.5 million at year end, compared to $215.6 million at December 31, 2012.

“We are pleased to report a significant increase in earnings this quarter compared to the last quarter of 2012.  The Company’s consolidated net income for the current quarter was $1.38 million compared to $0.6 million, in the fourth quarter of 2013 and in line with the earnings reported for the first quarter of 2012.  Net income on a per share basis of $0.05 per diluted share was the same as reported for the comparable prior year quarter and an increase of $0.12 per diluted share compared to the negative $0.07 per diluted share for the fourth quarter of 2012,” stated Peter A. Inverso, President and CEO.  “Net income in the fourth quarter of 2012 was negatively impacted by $2.0 million of merger related expense,” added Inverso.

“Earnings in the current quarter benefited from improving credit quality.   A reduction in the level of non-performing assets (non-performing loans and properties acquired in foreclosures) and loan quality stability negated the necessity for a consolidated loan loss provision.   Provisions in the fourth and first quarters of 2012 were approximately $1.3 million in each quarter.  The ratio of non-accrual loans to total loans declined 33 basis points to 4.10% from 4.43% from December 31, 2012 to March 31, 2013, the lowest level since the acquisition of Sterling Banks in 2010.  While we are encouraged by strides made in improving credit quality, more needs to be done.  We are still challenged by compression in net interest income; costs of maintaining reacquired properties; compliance with the regulatory agreement; and resources being devoted in transition planning for the merger” said Inverso.

In closing, Inverso commented, “The Company’s balance sheet remains strong. As previously cited, the reduction in deposits has been tactically driven as one facet of our goal to reduce excess liquidity and improve our interest rate risk by lowering rates on our deposit products. As measured by current regulatory standards we remain well capitalized.  We look forward to the consummation of our merger with Investors Bancorp”.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investors Bancorp, Inc. has filed with the SEC a registration statement on Form S-4 containing a Joint Proxy Statement/Prospectus and other documents regarding the proposed transaction.  Investors and Roma Financial stockholders and investors are urged to read the Joint Proxy Statement/Prospectus which was mailed to Roma Financial holders of record on or about April 29, 2013, because it contains important information about Investors and Roma Financial and the proposed transaction.

Copies of the joint proxy statement/prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Investors Bancorp, Inc., Attention: Corporate Secretary, 101 JFK Parkway Short Hills, New Jersey 07078, or on its website at www.myinvestorsbank.com, or to Roma Financial Corporation, Attention:

Corporate Secretary, 2300 Route 33, Robbinsville, New Jersey 08691 or on its website at www.romabank.com.  Copies of other documents filed by Investors or Roma Financial with the SEC may also be obtained free of charge at the SEC’s website or by directing a request to Investors or Roma Financial at the address provided above.

Investors Bancorp, Inc. and Roma Financial Corporation and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Investors and Roma Financial in connection with the proposed merger. Information about the directors and executive officers of Investors and Roma Financial is set forth in the Joint Proxy Statement/Prospectus, dated April 29, 2013 for Roma Financial’s 2013 annual meeting of stockholders, as filed with the SEC on Schedule 14A.  Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus included in the Form S-4. This press release does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.